Exhibit 99.1

March 30, 2015

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES RETIREMENT OF VICE CHAIRMAN DANNY R. SHEPHERD

Birmingham, Ala., March 30, 2015 – Vulcan Materials Company (NYSE:VMC) announced today the retirement of Vice Chairman Danny R. Shepherd, effective April 1, 2015.

Mr. Shepherd joined Vulcan Materials in 1973, after graduating from Georgia Tech with a degree in Management. He worked his way through numerous assignments before becoming vice president and general manager for Georgia in 1989. Danny left the Company in 1993 to help build a leading North American lime and limestone business, ultimately serving as president of Global Stone Corporation.

Danny rejoined Vulcan in 2002 as president of the Company’s Southeast Division. Prior to becoming vice chairman in 2013, he served as executive vice president and chief operating officer.

“Danny has been a leader among leaders for many years at Vulcan and in our industry, providing invaluable guidance, counsel and management expertise. He will be greatly missed,” said Don James, Chairman of the Board.

Tom Hill, President and Chief Executive Officer said, “Danny is a mentor and friend to me and many people throughout the Company. He is a highly respected leader in the industry and has been very instrumental in the recent successful transition to our new senior management team. He will be missed by everyone, as a day-to-day leader; however, he has agreed to accept a role as a principal advisor to the senior management team. We are very grateful that Danny will continue to offer advice and counsel to the Company.”

Vulcan Materials Company, a member of the S&P 500 index, is the nation’s largest producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.

– END –